Exhibit k(4)

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement is effective as of [                   ], 2016 (this “Agreement”) and is between Sierra Total Return Fund (the “Fund”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), and the undersigned (the “Indemnitee”).

Background

The Fund believes that, in order to attract and retain highly competent persons to serve as members of its Board of Trustees (the “Board”) and/or as officers of the Fund, it must provide such persons with adequate protection through indemnification against the risks of claims and actions against them arising out of their services to and activities on behalf of the Fund.

The Fund desires and has requested Indemnitee to serve as a [member of the Board] and/or [insert title of officer] and, in order to induce the Indemnitee to serve in such capacity, the Fund is willing to grant the Indemnitee the indemnification provided for herein. Indemnitee is willing to so serve on the basis that such indemnification be provided.

The parties by this Agreement desire to set forth their agreement regarding indemnification and the advancement of expenses.

In consideration of Indemnitee’s service to the Fund and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.        Indemnification.

To the fullest extent permitted by Delaware Law, including pursuant to Section 3817 of the Delaware Statutory Trust Act and under Delaware General Corporation Law (“DGCL”) (collectively, “Delaware Law”), and the 1940 Act, the Fund shall indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Fund or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a [member of the Board] and/or [insert title of officer], or while serving as a [member of the Board] and/or [insert title of officer], or by reason of any action alleged to have been taken or omitted in any such capacity.

(a)          The indemnification provided by this Section I shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

(b)          Notwithstanding anything to the contrary in this Section I or any other section of this Agreement, for so long as the Fund is subject to the 1940 Act, the Fund shall not indemnify or advance expenses to Indemnitee to the extent such indemnification or advance would violate the 1940 Act.

2.        Advance Payment of Expenses.

(a)          To the fullest extent permitted by Delaware Law and the 1940 Act, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action as contemplated by Section 3(e), shall be paid by the Fund in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Fund of a statement or statements from Indemnitee requesting such advance or advances from time to time. The Indemnitee hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled under this Agreement to be indemnified by the Fund in respect thereof. No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement. This Section 2 shall be subject to Section 3(b) and shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 6.

(b)          For so long as the Fund is subject to the 1940 Act, any advancement of expenses shall be subject to at least one of the following conditions of the advancement: (i) Indemnitee shall provide a security for his or her undertaking; (b) the Fund shall be insured against losses arising by reason of any lawful advances; or (c) a majority of a quorum of the members of the Board who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act, or independent counsel in written opinion, shall determine, based on a review of readily available facts (as opposed to a full-trial-type inquiry), that there is reason to believe that Indemnitee ultimately will be found entitled to indemnification.

3.        Procedure for Indemnification; Notification and Defense of Claim.

(a)          Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Fund hereunder, notify the Fund in writing of the commencement thereof. The failure to promptly notify the Fund of the commencement of the action, suit or proceeding, or of Indemnitee’s request for indemnification, will not relieve the Fund from any liability that it may have to Indemnitee hereunder, except to the extent the Fund is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain indemnification under this Agreement, Indemnitee shall submit to the Fund a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Fund to determine whether and to what extent Indemnitee is entitled to indemnification.

(b)          With respect to any action, suit or proceeding of which the Fund is so notified as provided in this Agreement, the Fund shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Fund, the Fund will not be liable to Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorized in writing by the Fund. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Fund setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Fund and Indemnitee with respect to a significant issue, then the Fund will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Fund will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Fund.

(c)          To the fullest extent permitted by Delaware Law and the 1940 Act, the Fund’s assumption of the defense of an action, suit or proceeding in accordance with paragraph (b) above will constitute an irrevocable acknowledgement by the Fund that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Fund under Section 1 of this Agreement.

(d)          The determination whether to grant Indemnitee’s indemnification request shall be made promptly and in any event within 30 days following the Fund’s receipt of a request for indemnification in accordance with Section 3(a). To the extent permitted under Section 17(h) of the 1940 Act, if the Fund determines that Indemnitee is entitled to such indemnification or, as contemplated by paragraph (c) above, the Fund has acknowledged such entitlement, the Fund will make payment to Indemnitee of the indemnifiable amount within such 30 day period. If the Fund is not deemed to have so acknowledged such entitlement or the Fund’s determination of whether to grant Indemnitee’s indemnification request shall not have been made within such 30 day period, the requisite determination of entitlement to indemnification shall, subject to Section 6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) an act or omission by Indemnitee of material fact that was a result of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her position as trustee and/or officer of the Fund, or (ii) a prohibition of such indemnification under Delaware Law.

(e)          In the event that (i) the Fund determines in accordance with this Section 3 that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Fund denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) advancement of expenses is not timely made in accordance with Section 2, or (v) the Fund or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Fund to the fullest extent permitted by Delaware Law and the 1940 Act.

(f)          Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 2 or Section 3 of this Agreement, as the case may be. The Fund shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Fund overcomes such presumption by clear and convincing evidence.

4.        Insurance and Subrogation.

(a)          The Fund shall use its reasonable best efforts to purchase and maintain a policy or policies of insurance with reputable insurance companies with A.M. Best ratings of “A” or better, providing Indemnitee with coverage for any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact that Indemnitee is or was or has agreed to serve as a [member of the Board] and/or [insert title of officer], or while serving as a [member of the Board] and/or [insert title of officer], whether or not the Fund would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any trustee or officer of the Fund. If the Fund has such insurance in effect at the time the Fund receives from Indemnitee any notice of the commencement of an action, suit or proceeding, the Fund shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the policy. The Fund shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

(b)          Subject to Section 9(b), in the event of any payment by the Fund under this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy. Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Fund to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Fund shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c)          Subject to Section 9(b), the Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and ERISA excise taxes or penalties) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

5.        Certain Definitions.

For purposes of this Agreement, the following definitions shall apply:

(a)          The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, alternative dispute mechanism or proceeding, whether civil, criminal, administrative or investigative.

(b)          The term “by reason of the fact that Indemnitee is or was or has agreed to serve as a [member of the Board] and/or [insert title of officer], or while serving as a [member of the Board] and/or [insert title of officer]” , shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c)          The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Fund or any third party), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder.

(d)          The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

6.        Limitation on Indemnification.

Notwithstanding any other provision herein to the contrary, the Fund shall not be obligated pursuant to this Agreement:

(a)          Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement (which shall be governed by the provisions of Section 6(b) of this Agreement) and (ii) an action, suit or proceeding (or part thereof) was authorized or consented to by the Board, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable under this agreement.

(b)          Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to indemnification or advancement of expenses hereunder (in which case such indemnification or advancement shall be to the fullest extent permitted by Delaware Law and the 1940 Act), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 6(b) is intended to limit the Fund’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 2 hereof.

(c)          Section 16(b) Matters. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Fund pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(d)          Fraud or Willful Misconduct. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent or constitute willful misconduct.

(e)          Prohibited by Law. To indemnify Indemnitee in any circumstance where such indemnification has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to be prohibited by law.

7.        Certain Settlement Provisions.

The Fund shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the Fund’s prior written consent. The Fund shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Fund nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

8.        Savings Clause.

If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Fund shall nevertheless indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Fund or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a [member of the Board] and/or [insert title of officer], or while serving as a [member of the Board] and/or [insert title of officer], or by reason of any action alleged to have been taken or omitted in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the extent permitted under Section 17(h) of the 1940 Act.

9.        Contribution/Jointly Indemnifiable Claims.

(a)          In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Fund shall, to the fullest extent permitted by Delaware Law and the 1940 Act, contribute to the payment of all of Indemnitee’s loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with any action, suit or proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Section 4(c), 6 (other than clause (e)) or 7 hereof.

(b)          Given that certain jointly indemnifiable claims may arise due to the service of the Indemnitee as a [member of the Board] and/or [insert title of officer] at the request of the Indemnitee-related entities, the Fund acknowledges and agrees that the Fund shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-related entities. Under no circumstance shall the Fund be entitled to any right of subrogation against or contribution by the Indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Fund hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Fund, and Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. The Fund and Indemnitee agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 9(b), entitled to enforce this Section 9(b) as though each such Indemnitee-related entity were a party to this Agreement. For purposes of this Section 9(b), the following terms shall have the following meanings:

(i)	The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Fund) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Fund may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(ii)	The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Fund pursuant to Delaware Law, any agreement or the Amended and Restated Agreement and Declaration of Trust of the Fund (as amended from time to time, the “Declaration of Trust”), bylaws (as amended from time to time, the “Bylaws”), certificate of formation, or comparable organizational documents of the Fund or the Indemnitee-related entities, as applicable.

10.        Form and Delivery of Communications.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, upon receipt by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier, one day after deposit with such courier and with written verification of receipt or (d) sent by email or facsimile transmission, with receipt of oral confirmation that such transmission has been received. Notice to the Fund shall be directed to The General Counsel, and if by email at legalandcompliance@mdly.com. Notice to Indemnitee shall be directed to Indemnitee’s most recent contact information on file with the Fund’s human resources department.

11.        Nonexclusivity.

The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, in any court in which a proceeding is brought, other agreements or otherwise, and Indemnitee’s rights hereunder shall inure to the benefit of the heirs, executors and administrators of Indemnitee. No amendment or alteration of the Fund’s Declaration of Trust, Bylaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

12.        No Construction as Employment Agreement.

Nothing contained herein shall be construed as giving Indemnitee any right to be retained as a [member of the Board] and/or [insert title of officer]. For the avoidance of doubt, the indemnification and advancement of expenses provided under this Agreement shall continue indefinitely as to the Indemnitee even though he may have ceased to be a [member of the Board] and/or [insert title of officer], or an officer, employee or agent of Medley Capital LLC.

13.        Interpretation of Agreement.

It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by the laws of the State of Delaware.

14.        Entire Agreement.

This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

15.        Modification and Waiver.

No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. For the avoidance of doubt, this Agreement may not be terminated by the Fund without Indemnitee’s prior written consent.

16.        Successor and Assigns.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Fund shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Indemnitor, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Fund would be required to perform if no such succession had taken place.

17.        Venue.

The Fund and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Courts has been brought in an improper or inconvenient forum.

18.        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the 1940 Act. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Fund of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary. To the extent the applicable laws of the State of Delaware or any applicable provision of this Agreement shall conflict with the applicable provisions of the 1940 Act, the latter shall control. Without limiting the preceding sentence, to the extent the Indemnitee’s rights under this Agreement conflict with, or are not contemplated by, the Declaration of Trust or Bylaws, this Agreement shall control.

19.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

20.        Headings.

The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

This Indemnification Agreement has been duly executed and delivered to be effective as of the date stated above.

FUND	INDEMNITEE

Sierra Total Return Fund, a Delaware statutory trust

By:

Seth Taube
Chief Executive Officer
By:
Name: